Exhibit 99.1

Enovis Announces Appointment of Damien McDonald as Chief Executive Officer

•	Damien McDonald appointed CEO, effective as of May 12, 2025

•	Company reiterates guidance for first quarter revenues and aEBITDA

WILMINGTON, DE, April 2, 2025 (GLOBE NEWSWIRE) — Enovis™ Corporation (“Enovis” or “The Company”) (NYSE: ENOV), a leader in medical technology innovation, today announced the appointment of Damien McDonald as Chief Executive Officer, effective May 12, 2025. Mr. McDonald will also join the Enovis Board of Directors following the conclusion of the Company’s 2025 Annual Meeting of Stockholders on May 21, 2025. He will succeed Matt Trerotola, who previously announced his intention to retire as CEO and has informed the Board that he will not stand for re-election at the Annual Meeting. Enovis also reiterated its expectations for first quarter revenues to be in the range of $555 to $563 million and adjusted EBITDA in the range of $97 to $100 million.

Sharon Wienbar, Lead Independent Director at Enovis, stated, “On behalf of the Board, I am thrilled to welcome Damien to the Enovis team. The Board of Directors, with the assistance of a leading executive search firm, carefully identified, evaluated and interviewed highly qualified candidates and Damien stood out. His strong track record as CEO of a public, global medical technology combined with his long history of relevant business successes and his similar approach to business processes and culture make him the right leader for Enovis at this stage in our growth journey.”

Mr. McDonald joins Enovis with more than 35 years of experience in the medical device industry. Most recently, he served as CEO of LivaNova, a global business creating clinically differentiated medical devices for the head and heart to improve the lives of patients worldwide. In his six years there, he drove improved results in growth, profitability and shareholder value. He also made a meaningful impact on company culture, centered on a ‘Patients First’ mindset. Earlier in his career, he was a Group Executive and Corporate Vice President leading a $1.5 billion group of dental consumables companies at Danaher. Additionally, he previously led Zimmer’s spine division and global marketing for J&J’s Ethicon business unit.

“I am honored to join the Enovis team at this exciting time in the Company’s history and to have the opportunity to lead the Company into its next phase of growth,” says Mr. McDonald. “I share the Company’s vision of developing innovative technologies to improve patient outcomes and I look forward to building upon Enovis’ strong foundation and delivering exceptional value for all of our stakeholders.”

Mr. Trerotola said, “Damien has the experience, track record, and cultural fit to be a fantastic next leader of Enovis. I am grateful for the opportunity to lead Colfax and Enovis for the past decade and look forward to a smooth transition that continues to build on the Company’s great operational and strategic momentum.”

Enovis also announced that Ms. Wienbar will assume the role of independent Chair of the Board following Mr. Trerotola’s retirement at the Annual Meeting. The Company will take questions regarding the management transition plan on its first quarter 2025 earnings call scheduled for May 8, 2025, at 8:30 a.m. ET.

About Enovis

Enovis Corporation (NYSE: ENOV) is an innovation-driven medical technology growth company dedicated to developing clinically differentiated solutions that generate measurably better patient outcomes and transform workflows. Powered by a culture of continuous improvement, global talent and innovation, the Company’s extensive range of products, services and integrated technologies fuels active lifestyles in orthopedics and beyond. The Company’s shares of common stock are listed in the United States on the New York Stock Exchange under the symbol ENOV. For more information about Enovis, please visit www.enovis.com.

Availability of Information on the Enovis Website

Investors and others should note that Enovis routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the Enovis Investor Relations website. While not all of the information that the Company posts to the Enovis Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in Enovis to review the information that it shares on ir.enovis.com.

Forward-Looking Statements

This press release includes forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Enovis’ plans, goals, objectives, outlook, expectations and intentions, and other statements that are not historical or current fact. Forward-looking statements are based on Enovis’ current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Enovis’ results to differ materially from current expectations include, but are not limited to, risks related to the impact of public health emergencies and global pandemics (including COVID-19); disruptions in the global economy caused by escalating geopolitical tensions including in connection with Russia’s invasion of Ukraine; macroeconomic conditions, including the impact of inflationary pressures; supply chain disruptions; increasing energy costs and availability concerns, particularly in the European market; other impacts on Enovis’ business and ability to execute business continuity plans; and the other factors detailed in Enovis’ reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors,” as well as the other risks discussed in Enovis’ filings with the SEC. In addition, these statements are based on assumptions that are subject to change. This press release speaks only as of the date hereof. Enovis disclaims any duty to update the information herein.

Kyle Rose

Vice President, Investor Relations

Enovis Corporation

investorrelations@enovis.com